EXHIBIT 1

                           VOTING AND OPTION AGREEMENT

     This VOTING AND OPTION AGREEMENT ("AGREEMENT") is made as of the 31 day of August 2007 by and between Mr. Eli Azur and Mirkaei Tikshoret ("OPTION HOLDER"), who is the registered owner of approximately 3,679,966 of the issued and outstanding share capital of Lumenis Ltd., a company incorporated under the laws of the State of Israel (the "COMPANY") and OFER HI-TECH INVESTMENT LTD. ("OHT"), who is the registered owner of approximately of 52,546,995 of the issued and outstanding share capital of the Company. Each of the Option Holder, and OHT shall be referred to as a "PARTY" and collectively: "PARTIES".

     WHEREAS, each of OHT and the Option Holder hereby represents and warrants that it the registered holders and the beneficial owner of the number of shares listed opposite its name in the first paragraph of this Agreement; and

     WHEREAS, OHT represents and warrants that it has purchased its shares in the Company pursuant to that certain Share Purchase Agreement by and among itself, L.M Partners and the Company dated September 30, 2006 (the "SPA"), and in accordance with the terms of the SPA in certain events it may be entitled to receive, from the Company, additional shares (the "ADJUSTMENT SHARES"); and

     WHEREAS, the Option Holder has agreed that all of its voting rights in respect of the Company shall be exercised in accordance with the instructions of OHT, with the explicit understanding that such an agreement will prevent it from voting against certain actions that may be beneficial to OHT, including, without limitation, with respect to the issuance of the Adjustment Shares; and;

     WHEREAS, OHT, in consideration for the Voting Agreement set forth herein, has agreed to provide the Option Holder the Option (defined below) to purchase from OHT certain Ordinary Shares of the Company; and

     WHEREAS, the Parties agreed to provide to the Company and any regulatory agency (including without limitation any Security and Exchange Commission) all of the information regarding this Agreement which is required to be disclosed under any applicable law or regulation;

     NOW, THEREFORE, in consideration of their premises and the mutual covenants herein contained, the Parties hereto hereby agree as follows:

     1. DEFINITIONS AND INTERPRETATION. In this Agreement, the following expressions shall have the following respective meanings:

          1.1. "ARTICLES OF ASSOCIATION" - means the Company's Articles of Association as may be amended from time to time.

          1.2. "BUSINESS DAY" - means, with respect to a Party, a day upon which banks are open for business in Israel of receipt of any notice by such Party.


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          1.3. "M&A TRANSACTION" - shall mean the merger of the Company with or into another corporation, the sale of all, or substantially all of the shares of the Company, any transaction which will result in a change of control of the Company (e.g. a party acquiring the majority of the issued and outstanding share capital of the Company or the power to nominate the majority of the Board members of the Company or the right to vote the majority of the shares of the Company), or the sale of all, or substantially all of the Company's assets, or the sale of any division of Company for consideration of at least $30,000,000.

          1.4. "OHT TRANSFER" - shall mean the sale, assignment, transfer, or disposal of all of OHT's Shares to any third party.

          1.5. "ORDINARY SHARES" - shall mean the Company's Ordinary Shares par value of NIS 0.01.

          1.6. "PO" - Any public offering of the Company's securities either by OHT or by the Company under any applicable law or regulation;

          1.7. "PARTY'S SHARES" - shall mean, with respect to each Party, the Ordinary Shares held by such Party as of the date hereof, all shares, options, warrants or rights to purchase shares or other securities convertible into shares hereafter issued by the Company to such Party, whether directly or indirectly through any other party, or hereafter purchased by such Party, whether directly or indirectly, from any party, all non-cash dividends and other property at any time received or otherwise distributed on, in respect of or in exchange for any or all of the aforesaid shares, all rights or securities hereafter issued in substitution for, with respect to or otherwise in connection with, any of the aforesaid shares, including without limitation any bonus shares, and all certificates and instruments representing or evidencing such securities.

     2. VOTING POWERS

          2.1. With respect to a Meeting, the Option Holder hereby agrees and undertakes to vote all of such Party's Shares in favor of or against any resolution proposed to be adopted at any meeting of the Company's shareholders, or at any meeting of holders of any class of shares in the Company, and any postponements or adjournments of either of them (collectively, "MEETINGS"), in the manner voted by OHT at such meeting; the Option Holder shall attend (either in person or by a duly appointed representative or proxy) any such Meeting, and shall, on a show of hands, vote in favor of or against such resolution, as set forth above, and, on a poll, cast all votes attached to such Party's Shares in favor of or against such resolution, as directed above. If requested by OHT, Option Holder shall attend (either in person or by a duly appointed representative or proxy) any such Meeting, and shall, on a show of hands, vote in favor of or against such resolution, as so directed, and, on a poll, cast all votes attached to such Party's Shares in favor of or against such resolution, as so directed.

          2.2. With respect to a Resolution, the Option Holder hereby agrees and undertakes to: (i) vote such Party's Shares in the manner voted by OHT; and
     (ii) coordinate with OHT and to execute, within two (2) Business Days after the receipt of any resolution in writing without a meeting of the Company's shareholders or of the holders of any class of shares of the Company ("RESOLUTIONS"), all of such Party's Shares, in favor of or against, any Resolution proposed to be adopted, in the manner elected by OHT and in accordance with OHT's instructions.


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          2.3. For the avoidance of doubt, the Option Holder shall have the obligation to vote in accordance with OHT instructions, even if the vote, or action, of the Option Holder is not required in order to achieve the outcome desired by OHT (that is, that the relevant resolution be passed or not be passed, as the case may be irrespective to the Option Holder's compliance with the terms of this Agreement).

     3. OTHER MATTERS.

     If directed by OHT, the Option Holder shall give or withhold its consent or agreement to any matter which requires its consent or agreement under any of the provisions of the SPA regarding the issuance of the Adjustment Shares. The Option Holder shall execute such consent or agreement within two (2) Business Day after the time of receipt of said request for the consent or agreement in question. The instructions of OHT to in this Section 3 shall be furnished to the Option Holder by written notice signed by OHT.

     4. OPTION AGREEMET

          4.1. In consideration for the Voting Agreement set forth herein, and subject to the fulfillment of the Option Holder's obligations hereunder, OHT hereby grants the Option Holder the right and option to purchase all or part of 2,038,925 Ordinary Shares of the Company owned by OHT, in consideration for $1.079 per share and a total consideration of $2,200,000 (the "OPTION" and the "OPTION SHARES", respectively). The Option shall be exercisable at the Expiration Date (defined below).

          4.2. Any Option Shares sold in connection with the exercise of the Option by the Option Holder, are: (i) duly authorized fully paid up and registered solely on the name of OHT; (ii) shall be transferred to the Option Holder (following the payment of the purchase price) free and clear on any lien, pledge or any other security interest; and (iii) may be transferred to Option Holder free of any rights of third parties, such as but not limited to any right of first refusal.

     5. DURATION OF OBLIGATIONS

          5.1. If the Option Holder ceases to be the registered owner of all of its Shares, the obligations of the Parties hereunder shall immediately cease and terminate, and this Agreement will be of no force or effect, but without prejudice to the due performance of all its respective obligations up to the date of cessation and the remedies of any of the other Parties hereto in respect of a breach thereof.

          5.2. This Agreement shall commence as of the date hereof and shall terminate upon the earlier of (a) immediately prior to the consummation of the PO, (b) immediately prior to the closing of an M&A Transaction; (c) immediately prior to a OHT Transfer; or (d) on August 1, 2010 (the "EXPIRATION DATE"); whereupon the Option Holder shall be entitled to exercise the Options, and the obligations and liabilities of Option Holder and OHT under this Agreement shall forthwith cease and will be of no force or effect, provided that such termination shall be without prejudice to any obligations or rights of any of the Parties hereto which have accrued prior thereto.

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     6. REPRESENTATION AND WARRANTIES.

     Each Party hereby represents and warrants to the other Party, that the execution and delivery of this Agreement and the Option granted thereunder will not: (i) constitute a breach of any law, rule or regulation applicable to such Party; or (ii) require the consent or agreement of any entity; or (iii) violate any contract, agreement, arrangement, undertaking, or covenant of such Party; or
(iv) violate or result in a breach of, or constitute a default under any law, judgment or other restriction of to which such Party is subject.

     7. MISCELLANEOUS

          7.1. Each of the Parties warrants and undertakes that it is not bound by any obligation which would or may (at any time while it is a Party to this Agreement) cause such Party to act in a manner inconsistent with the provisions of this Agreement, and such party will not, while it is a party to this Agreement, bind itself to any such obligation.

          7.2. This Agreement is binding upon and shall inure to the benefit of the respective successors and assigns of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.3. Any term hereof may be amended or waived only by a written instrument executed by all Parties. Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon each of the Parties and their respective successors and assigns.

          7.4. This Agreement constitutes the full and entire agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties (or by either Party to the other), whether written or oral, concerning the subject matter hereof and the terms applicable hereto.

          7.5. Any notice required or permitted by this Agreement shall be in writing and shall be given in person, by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (provided that written confirmation of receipt is provided), or by electronic mail, addressed as set forth below, or such other address as any party may designate to the others in accordance with the aforesaid procedure. All notices and other communications shall be deemed to have been given (i) in the case of hand delivery to the address shown below, on the next Business Day after delivery; (ii) in the case of a notice sent by facsimile transmission to the number, and addressed as, shown below, on the next Business Day after delivery, if facsimile transmission is confirmed; (iii) in the case of a notice sent by email to the email address shown below, on the date of transmission except where a notice is received stating that such mail has not been successfully delivered.


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          7.6. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          7.7. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any applicable conflict of law provisions. The parties hereto hereby submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa, Israel.

          7.8. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          7.9. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                         [SIGNATURES IMMEDIATELY FOLLOW]


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


OFER HI-TECH INVESTMENT LTD.                         ELI AZUR
By: Yoav Doppelt, CEO

                                                     MIRKAEI TIKSHORET LTD.
                                                     By: Eli Azur


                 [SIGNATURE PAGE TO VOTING AND OPTION AGREEMENT]


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